UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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The Cheescake Factory Incorporated
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May 16, 2011

Dear Fellow Shareholder:

You are a valued shareholder of The Cheesecake Factory, and I want to personally thank you for your continuing support.

Our annual meeting of shareholders is coming up on June 1, and I am asking you to vote FOR  Proposal 2, approving an amendment to our 2010 Stock Incentive Plan (2010 Stock Plan) to increase the number of shares that we have available for equity compensation grants by 1 million shares (1.7% of shares outstanding).

The 2010 Stock Plan is both a key element in our compensation structure and a critical tool for us to continue to attract, retain and motivate corporate executives and restaurant management, as well as other restaurant, bakery and corporate employees.

Our progress during the past 2+ years is the result of the focus and commitment of our management team, and every one of our staff members and managers.  We believe that our equity compensation programs contribute to their performance.

We recognize that many institutions look to advisory firms in deciding how to vote on proxy proposals.  Glass Lewis & Co. recommends that shareholders vote FOR Proposal 2.

Institutional Shareholder Services (ISS), on the other hand, recommends a vote against this proposal.  ISS’ opinion is not due to any issue with our compensation or corporate governance policies; it is based solely on a formulaic estimate that the plan’s cost is a little higher than they would like it to be.

In making this critical voting decision, I ask that you take into consideration our financial performance and the reasons we need the additional shares this year.  I also ask that you take several other aspects of ISS’ analysis into account.  For all the reasons provided below, I strongly encourage you to vote in favor of Proposal 2.

Financial Performance Recap

In 2010, we delivered four quarters of positive comparable sales, resulting in our best annual comparable sales performance in six years.  As a result of our sales performance and disciplined cost management, we delivered a 33 percent increase in earnings per share last year.  In addition, we generated over $120 million in free cash flow.  Together with some of our existing cash balance, we used our free cash flow to pay off our remaining $100 million debt balance and returned over $50 million in cash to shareholders through share repurchases.  And, we still exited the year with over $80 million in cash on our books.

Our momentum continues in 2011.  In April, we reported our results for the first quarter of 2011—our fifth consecutive quarter of positive comparable sales.  We delivered earnings per share growth that exceeded our plan and increased the midpoint of our EPS estimate for 2011, despite heavy pressure from higher food and ingredient costs.  And, in keeping with our commitment to return at least $100 million in cash to shareholders this year, we repurchased about $50 million of our stock during the first quarter.

We grew earnings per share by more than 25% in each of the past two years and expect another 15% growth this year, as we continue to increase shareholder value.

Why We Need the Additional Shares This Year

Our people make great results possible, and we need the tools to continue to get the job done.

•                  We need to continue to attract, retain and motivate employees to successfully lead us into the future.  Long-term incentives such as equity compensation align the interests of management and our shareholders.  Our employees work like they own the business — because they do.  Equity compensation fosters this ownership mentality, driving decision-making that leads to our long-term health and profitability.  Equity compensation has been instrumental to our success, and it is crucial to achieving our long-term growth strategy.

•                  Uncertainty about the availability of shares for equity grants puts our long-term equity compensation planning at risk and would result in instability in our compensation programs. The additional shares we are requesting will provide us with enough shares to issue equity incentive awards for three years (2011-2013).  If shareholders do not approve this proposal this year, our next opportunity to request additional shares will be at our 2012 annual meeting.  By then, we will have nearly exhausted the shares available for grant because the majority of our grants occur early in the year.

•                  If Proposal 2 is not approved, we would likely need to substantially alter our compensation programs, shifting to a larger cash component.  The amount of cash required to offset equity grants in more cash-based compensation programs could lead to higher compensation costs, which would be detrimental to our future operating results and decrease our cash flow, reducing cash available to be returned to shareholders.

ISS Metrics

ISS uses a number of metrics to evaluate companies and their equity plans, including the following:

•                  Total Shareholder Return (TSR) — Our 1-year and 3-year TSR performance through December 31, 2010 are above the median TSR for our sector and the Russell 3000 index.

Total Shareholder Return %

	1-year	3-year
The Cheesecake Factory	42.01	8.95
Sector	29.61	(2.45)
Russell 3000	14.75	(4.08)

•                  CEO Pay vs. Performance — CEO compensation in 2010 was 16.8% below the median CEO compensation of our peer group.

•                  Burn Rate Policy — Our use of equity is disciplined.  Our 3-year average burn rate is 2.99%, well below the industry cap of 4.80%.  We committed to an average burn rate of 3.1% of our basic weighted average shares outstanding for 2009-2011, and expect to be at or below that level for 2012 as well.

•                  Shareholder Value Transfer (SVT) — ISS’ estimate of our cost is approximately 12% — slightly higher than its cap of 10%.  However, our SVT percentage is higher as a result of three primary factors:

1.               We have used equity compensation since our IPO in 1992 to attract talent to our Company and encourage employees to think and act like owners.  A significant number of the options granted are still outstanding, leading to a higher SVT cost.

2.               We generally place a 3- to 5-year vesting on equity grants, versus 3- to 4-year vesting at comparable companies.  We believe this ties today’s decisions to our long-term growth and shareholder value, even though it contributes to a higher SVT cost.

3.               The stock options we granted prior to 2009 have 10-year terms; the options we grant today have 8-year terms.  A stock option with a longer term generally leads to a higher SVT cost.  Our decision to issue options that expire two years earlier should help to bring down the SVT over time.

Voting FOR Proposal 2 will allow us to attract new talent, as well as retain and motivate existing leaders.  Equally important, it will tie the decisions made today to the interests of our stockholders for the long-term.

Thank you for giving Proposal 2 particular attention and for your consideration in supporting us on this important matter.

Sincerely,

/s/ David Overton

David Overton
Chairman and Chief Executive Officer